Exhibit 10.1
EXECUTION COPY
COOPERATION AGREEMENT
This AGREEMENT, dated as of January 5, 2018 (this “Agreement”), is made and entered into by The Meet Group, Inc., a Delaware corporation (the “Company”), and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or, with their respective affiliates and associates, the “Investor Group”), which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, $0.001 par value per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
WHEREAS, the Investor Group is deemed to beneficially own shares of the Common Stock totaling, in the aggregate, 1,461,967 shares of the Common Stock outstanding as of the date hereof;
WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to certain matters related to the composition of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement; and
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows, effective (subject to Section 27 hereof) as of the date hereof (the “Effective Date”).
1.    Board Composition Matters.
(a)    Identification and Appointment of New Director. No later than sixty (60) calendar days from the Effective Date (the “Appointment Date”), the Board shall appoint to its membership one of the two individuals (with the decision as to which individual to be appointed being in the Board’s sole discretion) recommended by the Investor Group (each, a “Recommended Candidate” and, collectively, the “Recommended Candidates”) and named in an email sent on December 6, 2017 by the Investor Group’s counsel to the Company’s counsel (such appointed individual, the “New Director”) to serve in office for a term of office that expires at the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), provided that each such individual continues to be willing to serve on the Board and provided that each such individual has provided the Company with an executed written consent (the “New Director Consent”) agreeing to serve on the Board if he or she was to be appointed to the Board. If the Recommended Candidate selected by the Board is unable to serve as a director for any reason as of the Appointment Date or does not provide the Company with the New Director Consent at or prior to the Appointment Date, then the Company and the Investor Group shall work together in good faith to identify and select a replacement director candidate to be appointed to the Board which shall only be appointed to the Board after having been mutually agreed upon by both the Company and the Investor Group.

(b)    2018 Annual Meeting. The Company agrees that it shall take all action as is necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby) to cause the slate of director nominees recommended by the Board and standing for election at the 2018 Annual Meeting (the “2018 Nominees”) to include, among others, the New Director. The Company specifically agrees to: (i) nominate the New Director for election at the 2018 Annual Meeting with a term expiring at the Company’s 2019 Annual Meeting of Stockholders and until his successors are duly elected and qualified; (ii) recommend to the Company’s stockholders the New Director for election to the Board at the 2018 Annual Meeting; (iii) cause the Company to support, and solicit proxies for, the election of the New Director at the 2018 Annual Meeting in the same manner as proxies are solicited for the election of each of the other 2018 Nominees; and (iv) cause all proxies received by the Company that provide stockholders with the opportunity to vote for all of the 2018 Nominees to be voted in the manner specified by such proxies.
(c)    Committees. The Company agrees that, concurrent with the appointment of the New Director to the Board, the Board shall take such action as is necessary such that the New Director is appointed to at least one (1) of the four (4) standing committees of the Board; provided that, with respect to such committee appointment, the New Director is and continues to remain eligible to serve as a member of such committee pursuant to applicable law and the rules of NASDAQ, if any, that are applicable to the composition of such committee.
(d)    Board Policies and Procedures. The Investor Group acknowledges that the New Director shall be required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, but not limited to, the Company’s Code of Conduct, and policies on confidentiality, ethics, hedging and pledging of Company securities, public disclosures, stock trading, and stock ownership, and that the New Director shall be required to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. Further, the Investor Group acknowledges that the New Director will be requested to provide the Company with such information as is reasonably requested by the Company concerning the New Director as is required to be disclosed under applicable law or stock exchange regulations, including the completion of the Company’s standard director and officer questionnaire, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.
(e)    Rights and Benefits of the New Director. The Company agrees that the New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board.

2.    Actions by the Investor Group.
(a)Voting Agreement.
(i)    Stockholders Meetings. At each annual and special meeting of stockholders held prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees to (A) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates (as defined below) to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board); and, except in connection with any Opposition Matter (as defined below) or Other Voting Recommendation (as defined below), each of the proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement or supplement thereto in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for stockholder approval and against all matters which the Board recommends against stockholder approval; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) issues a recommendation with respect to any matter (other than with respect to the election of nominees as directors to the Board or the removal of directors from the Board) that is different from the recommendation of the Board, each of the Investors shall have the right to vote on the Company’s proxy card or voting instruction form in accordance with the ISS recommendation (the “Other Voting Recommendation”); and (C) not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board. No later than five (5) business days prior to each annual or special meeting of stockholders held prior to the expiration of the Standstill Period, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock beneficially owned by such Investors in accordance with this Section 2. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(a)(i). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions but only to the extent submitted by the Board to the Company’s stockholders for approval: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination that results in a Change of Control (as defined below) of the Company; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization; (F) any changes in the Company’s capital structure (but excluding any proposal regarding the adoption or amendment of equity plans, all of which shall not be deemed an Opposition Matter for purposes of this Agreement); or (G) any other transactions that would result in a Change of Control of the Company.
(ii)    Actions By Written Consent. In connection with any action by written consent that is sought to be taken by any party, other than the Company or the Board, prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and to take all necessary action, including, without limitation, the execution and completion of any consent revocation card solicited by the Company or the Board, in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates on any consent card related to or affecting the removal, replacement or election of Board members and solicited by any party, other than the Company or the Board. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(a)(ii).
(iii)    Special Meeting Demands. In connection with any demand by a stockholder of the Company that the Company call a special meeting of stockholders, made prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and shall take all necessary action, including, but not limited to, the execution and completion of any consent revocation card solicited by the Company or the Board in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates for any special meeting demand proposed or sought to be made by any party. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(a)(iii).
3.    Standstill.
(a)    Each Investor agrees that, from the Effective Date until the expiration of the Standstill Period (as defined below), without the prior written consent of a majority of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined herein) will, and it will cause each of its Related Persons not to, directly or indirectly, alone or with others, in any manner:
(i)    propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company;
(ii)    engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii)    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company, that would result, or could result, in the Investor Group owning, in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof), in excess of 5% of the shares of Common Stock outstanding;
(iv)    seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner in accordance with Section 2;
(v)    sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity that would knowingly result in any third party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate 5% or more of the shares of Common Stock outstanding at such time;
(vi)    sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors to any Affiliate or Associate of the Investors not a party to this Agreement;
(vii)    except as otherwise set forth in this Agreement, take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, governance, compensation, policies, strategic direction, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(viii)    call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, including, but not limited to, a “town hall meeting;”

(ix)    seek, alone or in concert with others, representation on the Board, except as expressly permitted by this Agreement;
(x)    initiate, encourage or participate in any “vote no,” “withhold” or similar campaign;
(xi)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the members of the Investor Group that is otherwise in accordance with this Agreement);
(xii)    seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors of the Company or with respect to the submission of any stockholder proposals (including any submission of stockholder proposals pursuant to Rule 14a-8 under the Exchange Act);
(xiii)    form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than the Investor Group);
(xiv)    demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) or pursuant to any other statutory right;
(xv)    commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause the Company to amend or waive any of the provisions of this Agreement; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) exercising statutory dissenters, appraisal or similar rights under the DGCL; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section (3)(a)(xv);
(xvi)    disclose publicly or privately, in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; provided, however, that nothing herein shall prohibit the Investor Group from engaging in private discussions with the Company concerning the Investor Group’s views or suggestions concerning the Company;
(xvii)    enter into any negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;
(xviii)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;
(xix)    take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3; or
(xx)     otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.
(b)    Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect the actions of the New Director in his capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through the New Director anything that would be prohibited if done by any of the Investors or their Affiliates and Associates directly).
(c)    As of the date of this Agreement, none of the Investors are engaged in any discussions or negotiations with any person, including, but not limited to, Harvest Capital Strategies LLC, and do not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable with any person including, but not limited to, Harvest Capital Strategies LLC, concerning the acquisition of economic ownership of any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company, and have no actual and non-public knowledge that any other stockholders of the Company, including, but not limited to, Harvest Capital Strategies LLC, have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement. The Investors agree to refrain from taking any actions during the Standstill Period to intentionally encourage other stockholders of the Company or any other persons to engage in any of the actions referred to in the previous sentence.
(d)    As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person, and any other person with whom such person or such person’s Affiliates or Associates is Acting in Concert or any Affiliate or Associate of such other person; and the term “Effective Date” shall have the meaning set forth in the Preamble.
(e)    For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express written or oral agreement, arrangement or understanding) at any time after the first public announcement of the adoption of this Agreement, in concert or in parallel with such other person, or towards a common goal with such other person, relating to changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect, where (i) each person is conscious of the other person’s conduct and this awareness is an element in their decision-making processes and (ii) at least one additional factor would support a reasonable inference that such persons intended to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided that the additional factor required shall not include actions by an officer or trustee of the Company acting solely in such capacities. A person who is Acting in Concert with another person shall also be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.
(f)    Notwithstanding anything contained in this Agreement to the contrary:
(i)     The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; provided, however, that the Company shall not directly or indirectly, propose, seek, encourage or otherwise influence such acquiring or counter-party to the Change of Control transaction to condition the closing of such transaction on the termination of Sections 1, 2, and 3 of this Agreement; and
(ii) For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.
(g)    For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the Effective Date and ending at 11:59 p.m., Eastern Time, on the date that is the earlier of (x) ten (10) business days prior to the expiration of the advance notice period for the submission by stockholders of director nominations for consideration at the 2019 Annual Meeting (as set forth in the advance notice provisions of the Company’s Amended and Restated Bylaws) or (y) one hundred and thirty (130) calendar days prior to the first anniversary of the 2018 Annual Meeting.
4.    Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within five (5) business days of the later of (i) the Effective Date and (ii) the date that the Company receives reasonable supporting documentation, for its expenses, including legal fees and expenses, as actually incurred in connection with the matters related to the negotiation and execution of this Agreement in an amount not to exceed $25,000.
5.    Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
6.    Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates and Associates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates and Associates to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.
7.    Mutual Non-Disparagement.
(a) Each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period or (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from such Investor of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.
(b) The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period or (ii) any material breach of this Agreement by an Investor (provided that such Investor shall have three (3) business days following written notice from the Company of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Investors or their Affiliates or Associates or any of their agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Agents.

(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws.
(d) The limitations set forth in Section 7(a) and 7(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 7(a) and 7(b) if such statement by the other party was made in breach of this Agreement.
8.    Public Announcements. During the Standstill Period, except as provided in Section 9, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or the appointment contemplated hereby or take any action that would require public disclosure thereof without the prior written consent of the other party, except as required by law or the rules of any stock exchange (and, in any event, each party will provide the other party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each party will consider any comments from the other in good faith).
9.    SEC Filings. No later than two (2) business days following the Effective Date, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investor Group and its counsel a reasonable opportunity to review and comment on the Form 8-K prior to such filing, which comments shall be considered in good faith.
10.    Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
11.    Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated) or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

The Meet Group, Inc.
100 Union Square Drive
New Hope, PA 18938
Fax No.: (215) 862.7825
Email: fred@themeetgroup.com
Attention: Frederic A. Beckley, Esq., General Counsel and Executive Vice President, Business Affairs

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, N.W.
Washington, DC 20004
Fax No.: (202) 739-3001
Email: keith.gottfried@morganlewis.com
Attention: Keith E. Gottfried, Esq.

If to any Investor:

Kanen Wealth Management LLC
5850 Coral Ridge Drive, Suite 309
Coral Springs, Florida 33076
Fax: (631) 863-3100
Email: dkanen@kanenadvisory.com
Attention: David L. Kanen

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Fax No.: (212) 451-2222
E-mail: afreedman@olshanlaw.com
Attention:     Andrew Freedman, Esq.

12.    Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware executed and to be performed wholly within the State of Delaware, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.
13.    Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.
14.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
15.    Representative. Each Investor hereby irrevocably appoints David L. Kanen as its attorney-in-fact and representative (the “Investor Group Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Group Representative or upon any document, notice, instruction or other writing given or executed by the Investor Group Representative.
16.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.
17.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.
18.    Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
19.    Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.
20.    Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
21.    Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
22.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
23.    Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Investor Group Representative, or their respective successors or assigns.
24.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by the unanimous vote of the entire membership of the Board), and with respect to the Company, the prior written consent of the Investor Group Representative.
25.    No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.
26.    Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
27.    Effect of the Receipt of an Advance Notice of Nomination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall become immediately null and void if any stockholder of the Company delivers to the Company an advance notice of director nomination prior to 11:59 p.m., Eastern Time, on January 5, 2018.

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IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

THE MEET GROUP, INC.

By: /s/ Frederic Beckley
Name: Frederic Beckley
Title: General Counsel & EVP Business Affairs

KANEN WEALTH MANAGEMENT LLC

By: /s/ David L. Kanen
Name: David L. Kanen
Title: Managing Member

/s/ David L. Kanen
DAVID L. KANEN

EXHIBIT A
STOCKHOLDERS, AFFILIATES, ASSOCIATES, AND OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned
KANEN WEALTH MANAGEMENT, LLC	1,361,967
PHILOTIMO FUND, LP	100,000

Aggregate total beneficially owned by the Investor Group:	1,461,967

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